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                                                                   EXHIBIT 10.31

April 9, 1999



Stephen M. Tennis
Vice President, General Counsel
Verilink Corporation
145 Baytech Drive
San Jose, CA  95134


Dear Steve:


This letter will set forth the terms and conditions applicable to the termination of your employment with Verilink Corporation.

1. You shall remain employed by Verilink until June 30, 1999. While employed, your current salary and benefits shall continue.

2. Upon termination of your employment, you will receive a lump sum payment equal to six months' then existing salary, less applicable withholdings. In addition, you will receive the sum of $20,000, which approximates the amount which would be paid to you for automobile allowance, miscellaneous benefits and reimbursement of automobile expenses, health club and fitness expenses, and unreimbursed medical expenses for six months.

3. Upon termination of your employment, you will receive a payment intended to reimburse you for COBRA premiums for a period of six months. You will be responsible for payment of your own COBRA premiums.

4. At the termination of your employment with Verilink, you shall continue to provide services to Verilink as an independent contractor for a period of one year. On the date of this letter, you shall receive a non-refundable payment of $85,000. During that one-year period you agree to provide Verilink a minimum of one-half of your normal billable hours, or approximately 200 hours per quarter. Such services shall be provided at such times and places as shall be determined by you. In addition to the retainer, Verilink shall pay you the sum of $100,000 for such services, payable quarterly in advance commencing on the date of your termination of employment. You shall provide Verilink with a quarterly accounting of the services rendered to Verilink, including a description of services and the number of hours worked by you. If you render services for less than 180 hours during a quarter, the sum of

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Stephen M. Tennis
April 9, 1999
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      $125.00 per hour of such deficiency shall be deducted from the payment due for the next quarter. If you render services in excess of 200 hours during a quarter, you shall be compensated for such services at a rate per hour which represents a 20% discount from the hourly rate you charge third parties for your services; provided, however, that if you render between 180 and 200 hours for any prior quarter, hours in excess of 200 hours shall first be offset against such deficiency. Such excess hours shall be accounted for quarterly and shall be paid by Verilink upon receipt of a statement. At the end of one year, Verilink may continue the consulting arrangement on such terms and conditions as are mutually agreeable to you and Verilink. Verilink may terminate your services at any time after the first quarter; provided, however, that in the event of any such termination, Verilink shall pay you a sum equal to one-half of the quarterly payments due for the remainder of the twelve-month period.

5. Upon termination of your employment, you shall be entitled to retain your cellular telephone, Palm Pilot, other miscellaneous equipment and office furniture currently used by you.

6. Your existing options to acquire 100,000 shares of Verilink common stock (granted December 2, 1997, December 18, 1997, January 4, 1999, and April 13, 1999) shall be immediately vested and exercisable in full for a period commencing on the date of this letter and ending twelve months from the date of your termination of employment.

Please indicate your agreement with the foregoing by signing and returning this letter.


Very truly yours,

VERILINK CORPORATION


/s/ HOWARD ORINGER
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Howard Oringer
Chairman of the Board



Agreed:

/s/ STEPHEN M. TENNIS
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Stephen M. Tennis

Date:  4/13/99
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